Exhibit 99.1

XPO Logistics Completes Spin-Off of GXO Logistics
GREENWICH, Conn. – August 2, 2021 – XPO Logistics, Inc. (NYSE: XPO) today announced that it has completed the previously announced spin-off of GXO Logistics, Inc., creating two independent, publicly traded companies. XPO is a leading provider of freight transportation services, primarily less-than-truckload transportation and truck brokerage services, and GXO is the largest pure-play contract logistics provider in the world. XPO shares will continue to trade on the New York Stock Exchange under the symbol “XPO” and, effective today, GXO will begin “regular way” trading on the NYSE under the symbol “GXO.”
Brad Jacobs, chairman and chief executive officer of XPO Logistics, said, “With the timely completion of our spin-off, XPO and GXO are moving forward with powerful momentum as independent public companies. I want to thank the many people whose work over the past eight months has made this initiative a reality. We’ve given both businesses a clear line of sight to unlocking their full potential.”
The separation was completed through a distribution to XPO stockholders of one share of GXO common stock for every one share of XPO common stock held as of the close of business on the record date for the distribution, July 23, 2021. GXO shares were distributed at 12:01 a.m. Eastern Time on August 2, 2021 in a distribution that is intended to be tax-free to XPO stockholders for U.S. federal income tax purposes.
Goldman Sachs & Co. LLC acted as financial advisor and Wachtell, Lipton, Rosen & Katz acted as legal advisor in connection with the separation.
About XPO Logistics
XPO Logistics, Inc. (NYSE: XPO) is a leading provider of freight transportation, primarily a top-three provider of truck brokerage and less-than-truckload (LTL) capacity in North America. XPO helps companies to de-risk their supply chains by moving their goods using cutting-edge technology. XPO Connect™, the company’s proprietary automated freight marketplace, is one of the fastest-growing digital brokerage platforms in the industry. XPO provides capacity at scale to 50,000 shippers through a global network of 744 locations and approximately 40,000 employees. The company is headquartered in Greenwich, Conn., USA. Visit xpo.com for more information, and connect with XPO on Facebook, Twitter, LinkedIn, Instagram and YouTube.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements, including the statements above regarding benefits of the contemplated spin-off transaction, as well as the expected performance of the company after the spin-off. Any forward-looking statements contained herein are based on our management’s current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause the company’s actual results or actions to differ materially from what is expressed or implied by these statements. Such risks include, but are not limited to: uncertainties as to the impact of the spin-off on the company’s business, as well as the disclosure contained under the heading “Risk Factors” in the company’s filings with the U.S. Securities and Exchange Commission. We disclaim any obligation to update these forward-looking statements other than as required by law.
Investor Contact
Tavio Headley
+1-203-413-4006
tavio.headley@xpo.com
Media Contact
Joe Checkler
+1-203-423-2098
joe.checkler@xpo.com